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                             SANTA FE GAMING CORPORATION
                                 4949 NO. RANCHO DR.
                                 LAS VEGAS, NV  89130


FOR IMMEDIATE RELEASE:
October 26, 1998

                        SANTA FE GAMING CORPORATION ANNOUNCES
                 AMENDMENT OF SIERRA CONSTRUCTION CORP. INDEBTEDNESS;
                      ACCOUNTING IMPAIRMENT OF PIONEER ASSETS;
                 COMMENCEMENT OF PIONEER FINANCE CORP. EXCHANGE OFFER


LAS VEGAS, NEV. - Santa Fe Gaming Corporation ("SFGC" or the "Company"), a diversified gaming company headquartered in Las Vegas, announced today that the Company has amended and restated its $4.8 million debt owed to Sierra Construction Corp. The amendment extends the maturity date from December 1998 to December 2000, provides for payment of principal in one payment at maturity, provided that prepayments are required for all or a portion of the debt under certain circumstances, and monthly interest payments.

The Company also announced that its wholly-owned subsidiary, Pioneer Hotel Inc., which owns and operates the Pioneer Hotel & Gambling Hall in Laughlin, Nevada, will record an impairment to the carrying value of Pioneer assets for the quarter ended September 30, 1998. The impairment is primarily the result of recent changes in the regulatory environment concerning gaming operations on Indian reservations in Southern California, which management believes will further affect the long-term competitive environment in the Laughlin market. Management is currently reviewing information to determine the amount of impairment, but believes the write-down will eliminate the net goodwill of $43.6 million recorded on the balance sheet as of June 30, 1998.

SFGC also announced that its indirect wholly-owned subsidiary, Pioneer Finance Corp., commenced an exchange offer and consent solicitation on October 23, 1998 with respect to $60 million principal amount of 13 1/2% First Mortgage Notes due December 1, 1998.

Santa Fe Gaming Corporation owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada. In addition, the Company holds several real estate parcels for future development within or in the area surrounding Las Vegas, Nevada.

CONTACT:  Thomas K. Land
          Chief Financial Officer
          Santa Fe Gaming Corporation
          702-658-4340